Exhibit 10.1

Idenix Pharmaceuticals, Inc.
One Kendall Square	Main Tel: 617.995.9800
Building 1400	Main Fax: 617.995.9030
Cambridge, MA 02139	www.idenix.com
May 14, 2008
David Standring, Ph.D.
205 Gun Hill St
Milton, MA 02186
Dear David:
This letter confirms your employment status and the specific benefits you are entitled to as Executive Vice President of Biology. The following terms and conditions are effective immediately:
Title: Executive Vice President, Biology
Base Salary: Your semi-monthly salary will be $10,833.34 (equivalent to an annual rate of $260,000), subject to applicable withholding and payable in accordance with normal payroll practices of Idenix. The Base Salary shall be reviewed annually for additional increases, if any, which is the sole discretion of the Idenix Compensation Committee. After any such increase, the term “Base Salary” as utilized herein shall thereafter refer to the increased amount.
Equity: You shall have annual performance targets and opportunities to be awarded additional equity awards and incentives. Such awards may include stock options, restricted stock grants and other equity linked incentives. The actual type of award and number of shares to be awarded under such target equity opportunity shall be subject to annual approval by the Board and conditioned upon the achievement of annual performance targets established by the Board. Currently, it is anticipated that the target equity award would be comprised of an annual grant of options to purchase 30,000 shares of Idenix’s common stock.
Benefits: You will continue to be eligible to participate in all benefit plans Idenix provides its employees.
Location: Your position will continue to be based at Idenix’ offices in Cambridge, Massachusetts.
Incentive based compensation: You will continue to be eligible for an annual target cash bonus (“Target Bonus”) equal to 35% of your Base Salary. The actual cash bonus may range from 0% to a maximum aggregate amount of 200% of the target bonus. Your Target Bonus as a percentage of Base Salary may, at the discretion of the Board, be periodically reviewed for increase.
Termination: You and Idenix each agree that your employment with Idenix is that of an employee at will. Both you and Idenix have the right to terminate your employment at any time for any or no reason, subject to the consequences provided herein.
In the event Idenix terminates your employment for reasons other than Cause (as defined in Appendix A hereto), you will be entitled to receive the following:

David Standring, Ph.D.
May 14th, 2008

1.	Lump sum payment equivalent to one year of Base Salary and the greater of: (i) the Target bonus; or (ii) the bonus you earned in the preceding year in which the termination of your employment occurs,, less any and all applicable taxes and withholdings;

2.	Immediate vesting and exercisability of all outstanding equity awards; and

3.	Provided you timely elect and remain eligible for benefits continuation pursuant to the federal “COBRA” laws, continued payment by Idenix of premiums for you (and your covered dependents) under the group health, dental and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of your termination.

Termination Within One Year After a Change in Control. If your employment is terminated by Idenix (or any successor to Idenix) without Cause, in each case within one (1) year following a Change in Control (as defined in Appendix A hereto) you shall be entitled to an additional lump-sum amount equivalent to one year of Base Salary and the greater of your Target Bonus or the actual bonus for the year preceding the year in which termination of employment occurs, payable as soon as practicable following the termination of employment.

Excise Tax Provision. Anything herein to the contrary notwithstanding, to the extent that any payment, entitlement or benefit provided under this Agreement or any other agreement, plan, policy, program or arrangement of the Company (the “Payments”) would be subject to the imposition of the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar Federal or state law (an “Excise Tax”), the Payments shall be reduced (but not below zero) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only if the net after-tax amount that would be received by the Employee, taking into account all applicable Federal, state and local income taxes and the imposition of the Excise Tax, is greater than the net after-tax amount, similarly determined, that would be received by the Employee if Payments are not reduced to the Safe Harbor Cap. Unless the Employee has given prior written notice specifying a different order to the Company to effectuate the reductions described in the preceding sentence, the Company shall reduce or eliminate the Payments to the Safe Harbor Cap, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefit, entitlement or compensation.

Section 409 A Treatment: If any payment, compensation or other benefits provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination (the “New Payment Date”) if necessary to avoid adverse treatment under Section 409A of the Code. The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter agreement.

One Kendall Square, Building 1400 • Cambridge MA 02139 • Main Tel: 617.995.9800 • Main Fax: 617.995.9030 • www.idenix.com

David Standring, Ph.D.
May 14th, 2008

Separation Agreement and Release of Claims A Condition Precedent. The obligation of Idenix to make any of the payments or provide any of the benefits described above upon a termination of employment, including upon a termination without cause or a termination following a change of control, is expressly conditioned upon the execution, delivery and honor by you of a Separation Agreement and Release of Claims in the form then used by the Company. Such document shall include, without limitation, a complete release of all claims by you, affirmance of your obligations of confidentiality, non-compete, non-solicit and ownership of inventions, and covenants by you of confidentiality, cooperation and non-disparagement.
Disclosure of Inventions: In consideration of your employment by the Company, you will make full and prompt disclosure to Idenix of all inventions, improvements, modifications, discoveries, creations, methods, processes and developments which are created, made, or reduced to practice by you alone, under your direction or with others in connection with or relating to Idenix’s then present or planned business or research and development activities during the term of your employment, whether or not such developments are patentable or protected as confidential information, and whether or not such developments are made or conceived during normal working hours or on or off the premises of Idenix (all of which are hereinafter collectively termed “Developments”).
Assignment of Inventions: In consideration of your employment by the Company, you agree to assign and do hereby assign to Idenix all your title, interests and rights, including, without limitation, intellectual property rights, in and to any and all Developments, and you agree to assign to Idenix any and all patents and patent applications arising from such Developments, and to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, power of attorney) as Idenix may direct. Additionally, you agree to cooperate fully with Idenix both during and after the term of your employment, to enable Idenix to secure and maintain rights in said Developments assigned to Idenix in any and all countries. In the event that any of such Developments are by operation of applicable law excluded from this assignment, you agree that Idenix shall have a non-exclusive, fully paid license to use for all purposes any such Developments not assigned to Idenix.
No Conflict: In consideration of your employment by the Company, you hereby represent that you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. You further represent that your acceptance of this offer of employment and employment by Idenix does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with Idenix.
Nonsolicitation of employees: In consideration of your employment by the Company you shall not, without the express prior written approval of the Company, either directly or indirectly, knowingly solicit any employee of the Company or it’s affiliates (or any employee who was employed by the Company or any of it’s affiliates) at any time within your employment with the Company and a period of one year following the termination of your employment.
Noncompetition: In consideration of your employment by the Company, you shall not, without the express written approval of the Company, engage in a “Competitive Business”, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of it’s Affiliates is engaged in business during your employment and a period of one (1) year after termination in the event Idenix terminates your employment for reasons other than Cause. For purposes of clarification, the noncompetition provision shall not apply at any time

One Kendall Square, Building 1400 • Cambridge MA 02139 • Main Tel: 617.995.9800 • Main Fax: 617.995.9030 • www.idenix.com

David Standring, Ph.D.
May 14th, 2008

during which the company is not paying severance in accordance with the termination section of this agreement. The term “Competitive Business” shall mean a commercial, for profit entity that discovers, develops and commercializes therapeutics for the treatment of HBV, HCV and HIV.
Enforcement: If you breach any provision of the non-solicitation or non-competition sections, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right, if permitted by a court of the applicable jurisdiction, to enjoin any such breach, without posting any bond. You agree to waive the adequacy of a remedy at law as a defense to such relief. The existence of this right to injunctive, or other equitable relief, shall not limit any other rights or remedies which the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. You acknowledge and agree that the provisions of this section are reasonable and necessary for the successful operation of the Company. In the event a court of competent jurisdiction determines that you have breached your obligations in any material respect under this section (other than through the issuance of an injunction issued without a determination on the merits), the Company, in addition to pursuing all available remedies, at law or otherwise, and without limiting its right to pursue the same, shall be entitled to cease all payments due to you according to this agreement as of the date of such determination.
Please sign both copies of this letter indicating your acceptance and return one copy to me at your earliest convenience but in any event no later than May 16, 2008. The second copy of this letter is for your records.
Very truly yours,
/s/ Jean-Pierre Sommadossi
Jean-Pierre Sommadossi
Chairman and Chief Executive Officer
ACCEPTED as of this 14th day of May, 2008
David Standring
/s/ David Standring

One Kendall Square, Building 1400 • Cambridge MA 02139 • Main Tel: 617.995.9800 • Main Fax: 617.995.9030 • www.idenix.com

David Standring, Ph.D.
May 14th, 2008

Appendix A
“Change in Control” shall mean:
     (i) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of fifty percent (50%) or more of the Voting Stock of the Company, or Novartis Pharma AG disposes of its entire interest in the Company’s Voting Stock;
     (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;
     (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or
     (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).
     For purposes of this definition of “Change in Control” the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
“Termination for Cause” shall be the result of:
(i) willful fraud or willful material dishonesty in connection with the Employee’s employment by the Company; (ii) intentional failure by the Employee to substantially perform the Employee’s duties hereunder or gross neglect in the performance of such duties; (iii) gross misconduct by the Employee that is materially detrimental to the Company’s reputation, goodwill or business operations; (iv) a breach of any of the Employee’s covenants; or (v) the conviction of, or plea of nolo contendere to, a charge of commission of a felony; provided that prior to any Termination for Cause Employee is given written notice with specificity of any such reasons and a reasonable opportunity to cure if such a cure is reasonably possible.

One Kendall Square, Building 1400 • Cambridge MA 02139 • Main Tel: 617.995.9800 • Main Fax: 617.995.9030 • www.idenix.com